November 2007 Pricing Sheet dated November 23, 2007 relating to Amendment No. 2 to Preliminary Terms No. 418 dated October 29, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered Uncapped PLUS based on a Global Basket of Equity Indices due November 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS– NOVEMBER 23, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,225,000
Maturity date:	November 20, 2011
Original issue price:	$10 (see “Commissions and Issue Price” below)
Stated principal amount:	$10
Pricing date:	November 23, 2007
Original issue date:	November 30, 2007 (5 business days after the pricing date)

Basket:	Basket components	Bloomberg ticker	Basket component weighting	Initial basket component value	Multiplier
	Dow Jones Euro STOXX 50® Index (the “Euro STOXX Index”)	SX5E	33.3333%	4,238.00	0.000786534
	Nikkei 225® Index (the “Nikkei Index”)	NKY	33.3333%	15,135.21	0.000220237
	S&P Latin America 40® Index (the “Latin America Index”)	SPLAC	16.6667%	4,614.10	0.000361212
	Russian Depositary Receipts Index (the “RDX Index”)	RDXUSD	16.6667%	2,686.17	0.000620463

Payment at maturity per Buffered Uncapped PLUS:
•  If the final basket value is greater than the initial basket value:
$10 + ($10 x leverage factor x basket percent increase)
The payment at maturity is not capped.
•  If the final basket value is less than or equal to the initial basket value but has decreased by an amount less than or equal to the buffer amount of 15% from the initial basket value:
$10
•  If the final basket value is less than the initial basket value and has decreased by an amount greater than the buffer amount of 15% from the initial basket value:
($10 x the basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10. However, under no circumstances will the Buffered Uncapped PLUS pay less than $1.50 per Buffered Uncapped PLUS at maturity.

Leverage factor:	105%
Buffer amount:	15%
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	10, which is equal to the sum of the basket closing value of each of the basket components on its respective basket setting date
Final basket value:	The basket closing value on the valuation date
Basket closing value:
Basket closing value on any date is the sum of the products of the closing value of each of the basket components and the applicable multiplier for each of the basket components. See “Multiplier” on page 6 of the accompanying preliminary terms.

Basket setting date:	• for the Latin America Index, the pricing date; and • for the Euro STOXX Index, the Nikkei Index and the RDX Index, the index business day immediate following the pricing date
Valuation date:	November 17, 2011, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	There is no maximum payment at maturity on the Buffered Uncapped PLUS.
Minimum payment at maturity:	$1.50 per Buffered Uncapped PLUS (15% of the stated principal amount of the Buffered Uncapped PLUS)
Listing:	The Buffered Uncapped PLUS will not be listed on any securities exchange.
CUSIP:	617475165
Agent:	Morgan Stanley & Co. Incorporated

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered Uncapped PLUS:	$10	$0.25	$9.75
Total:	$2,225,000	$55,625	$2,169,375
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered Uncapped PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Buffered Uncapped PLUS.  Please see “Syndicate Information” on page 7 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

“Dow Jones EURO STOXX®” and “STOXX®” are registered trademarks of STOXX® Limited and have been licensed for use by Morgan Stanley.  Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.), the publisher of the Nikkei 225 Index, has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  “S&P Latin America 40®” is a registered trademark of the Standard & Poor’s® Corporation and has been licensed for use by Morgan Stanley.  The Russian Depositary Index is calculated, published and disseminated by the Wiener Börse.  The Buffered Uncapped PLUS are not sponsored, endorsed, sold or promoted by any of the foregoing index publishers, and the index publishers make no representation regarding the advisability of investing in the Buffered Uncapped PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.
Amendment No. 2 to Preliminary Terms No. 418 dated October 29, 2007
Amendment No. 2 to Prospectus Supplement for PLUS dated October 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.